Exhibit  99.1

                                                                 April 4, 2005

Personal & Confidential
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Mr. Zack Bergreen
Astea International Inc.
240 Gibraltar Road
Horsham, PA 19044

Dear Zack:

                  This letter is to amend the terms of the employment relationship begun on June 1, 2000 when you resumed the positions of President and Chief Executive Officer of Astea International Inc. ("Astea"), reporting to Astea's Board of Directors (the "Board"), as reflected in my letter to you dated November 6, 2000. The Compensation Committee of the Board has reviewed your compensation and determined that an increase in your compensation is merited. Therefore, your new compensation package is as detailed below, and shall be retroactive to the beginning of this fiscal year, January 1, 2005. All other terms and conditions of employment remain as detailed in the letter of November 6, 2000.

                  Your annual base salary will be $250,000 payable semi-monthly, less appropriate federal, state and local taxes.

                  You will be eligible for a bonus of up to $100,000 based upon the achievement of earnings per share ("EPS") targets as determined each year by the Compensation Committee. The Compensation Committee shall make such determination during the first Board meeting of each year. The $100,000 shall be the maximum bonus payout based on EPS. The Compensation Committee shall set 4 incremental EPS targets, such that you shall receive $25,000 upon hitting the first target, an additional $25,000 when hitting the next higher target, an additional $25,000 when reaching the third target, and a final $25,000 when meeting or exceeding the final EPS threshold.

                  You will also be eligible to receive a discretionary bonus of up to $50,000 per year, as determined by the Compensation Committee of the Board in its sole discretion. The payment to you of any incentive award on one occasion shall not be deemed to create an obligation for any subsequent award.

                  If you wish to accept this amendment of the terms of your employment, please sign and return this original letter to me, keeping a copy for yourself.

                  This letter does not constitute a contract of employment. It creates an employment-at-will relationship that may be terminated at any time by either party

                  I look forward to working with you for the continued success of Astea.

                                   Sincerely,


                                           Rick Etskovitz
                                           Chief Financial Officer and Treasurer
                                           Astea International Inc.

AGREED:

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Zack Bergreen